SECOND AMENDMENT TO THE ASSET PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO THE ASSET PURCHASE AND SALE AGREEMENT (this "Second Amendment") is made as of this 16th day of December 2013 (the "Execution Date"), by and among Fusion Telecommunications International, Inc. ("Fusion"), a Delaware corporation with its principal office located at 420 Lexington Avenue, Suite 1718, New York, NY 10170; Fusion BVX LLC f/k/a Fusion Broadvox Acquisition Corp. ("BVX", and together with Fusion, "Buyers"; each, a "Buyer"), a Delaware corporation with its principal office located at 420 Lexington Avenue, Suite 1718, New York, NY 10170; BroadvoxGo!, LLC ("Broadvox"), a Delaware limited liability company with its principal office located at 75 Erieview Plaza, Suite 400, Cleveland, OH 44114; and Cypress Communications, LLC ("Cypress", and together with Broadvox, "Sellers"; each, a "Seller"), a Delaware limited liability company with its principal office located at Four Piedmont Center, Suite 600, Atlanta, GA 30305. The aforementioned Entities may be referred to individually as a "Party" or collectively as the "Parties." Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Purchase Agreement (defined below).

WHEREAS, Buyers and Sellers are parties to that certain Asset Purchase and Sale agreement dated August 30, 2013, as amended by the First Amendment to the Asset Purchase and Sale Agreement dated November 15, 2013 (as amended, the "Purchase Agreement") pursuant to which Buyers agreed to purchase from Sellers substantially all of the assets that are used exclusively in the operation of the Business and Sellers agreed to sell said assets to Buyers.

WHEREAS, the obligation of Buyers to consummate the Transaction is subject to the satisfaction by Sellers at or prior to the Closing Date of certain conditions that are set forth in the Purchase Agreement, including but not limited to those set forth in Section 8.1 of the Purchase Agreement, as amended (the "Buyer Closing Conditions").

WHEREAS, Buyers wish to extend the Outside Closing Date, and Sellers agree to such extension upon the terms and conditions contained herein.

WHEREAS, Buyers and Sellers wish to amend the Purchase Agreement as set forth in detail herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the Parties hereby agree to amend the Purchase Agreement as follows:

1. Effective Date. Unless otherwise stated herein, the Parties agree that the Effective Date of this Amendment shall be December 16, 2013.

2. Outside Closing Date. The Parties agree Section 9.1 is hereby deleted in its entirety and replaced with the following:

> In the event any of the conditions contained in Section 8.1 are not fully and completely satisfied by the close of business on December 31, 2013 (the "Outside Closing Date"), or if satisfaction of any such condition by the Outside Closing Date is or becomes impossible (other than through the failure of Buyers

to comply with their obligations under this Agreement), and the conditions shall not have been expressly waived in writing by Buyers on or before the Outside Closing Date, this Agreement shall terminate upon written notice by Buyers to Sellers.

3. Additional Deposit. Contemporaneous with the execution of this Agreement but not later than the close of business on December 17, 2013, Buyers agree to pay to Sellers an additional Seven Hundred Thousand and 00/100s Dollars ($700,000) (the "Additional Deposit"), which shall be in addition to the Three Hundred Thousand and 00/100s Dollars ($300,000) previously paid to Sellers, so that the total Deposit shall be One Million and 00/100s Dollars ($1,000,000). The Additional Deposit shall be remitted in the form of a wire transfer to the following account:

Account Name:	Broadvox, LLC
Bank:	KeyBank, N.A.
ABA Routing No.:	041001039
Account No.:	350221004335

Subject to the below provisions, the total Deposit is hereafter deemed non-refundable as of the Execution Date hereof.

The Parties agree that Section 6.14(a) shall be deleted in its entirety and replaced with the following:

The Parties acknowledge that Buyers have paid to Sellers a good faith deposit (the "Deposit") of One Million Dollars and 00/100 ($1,000,000.00) to be (i) applied to the Purchase Price at Closing, or (ii) refunded to Buyers only upon (A) Sellers' refusal or failure to close the Transactions notwithstanding that Buyers are not in default of its obligations under the Purchase Agreement and are ready, willing and able to close or (B) Buyers' termination of the Purchase Agreement under Sections 8.1(k) solely due to a Subsequent Closing Material Adverse Affect (as hereinafter defined). For purposes hereof, a "Subsequent Closing Material Adverse Effect" shall mean a Closing Material Adverse Effect under circumstances where the Subsequent Material Adverse Effect serving as the basis for termination is caused by the negligence, gross negligence or willful misconduct of Sellers occurring on or after the Effective Date and/or Sellers' departure, on or after the Effective Date, from the standard of care Sellers have heretofore applied to the Assets or the Business (collectively, the "Bases"). No negligence, gross negligence or willful misconduct shall be attributed to acts occurring with Buyers' consent, with Buyers' knowledge in the absence of an objection within a reasonable time, or where the same conduct would likely have occurred under Buyers' ownership of the assets. If the Parties are unable to agree upon whether or the extent to which Sellers' actions or inactions constitute one or more bases for a Subsequent Closing Material Adverse Effect, then, the matter shall be decided by a single arbitrator selected and ruling in accordance with the American Arbitration Association's *Expedited* Procedures within its Commercial Arbitration Rules and Mediation Procedures, and shall be decided

on the briefs and within thirty (30) days of submission of the claim to the selected arbitrator.

4. Buyers' Waiver of Closing Conditions. Buyers agree that the following Buyer Closing Conditions are hereby amended, modified, and/or waived as follows:

a. Section 8.1(j) is hereby deleted in its entirety and replaced with the following:

(j) Buyers and Sellers shall have entered into the Transitional Services Agreement to be delivered into escrow pursuant to Section 6, below, provided that Buyers and Sellers proceed expeditiously and in good faith to conclude negotiations and drafting of same without delays.

b. Section 8.1(h) is hereby deleted in its entirety.

c. Section 8.1(k) is hereby deleted in its entirety and replaced with the following:

Since the date hereof, nothing shall have occurred, and Buyers shall not have become aware of any circumstance, change or event having occurred prior to such date, which individually or in the aggregate, has or could reasonably be expected to have, a Subsequent Closing Material Adverse Effect.

d. Section 8.1(l) is hereby deleted in its entirety and replaced with the following:

(l) Buyers shall not have terminated this Agreement under Section 6.14(b).

e. Section 8.1(m) is hereby deleted in its entirety.

5. TSA. During the period from the date hereof until completed, but not later than the close of business on December 20, 2013, the Parties shall continue in good faith to negotiate the Transition Services Agreement and related documents (collectively, "TSA"), and deliver into escrow signed versions of the TSA, in accordance with Section 6, below. The final TSA to be signed and delivered into escrow shall be prepared consistent with the following points, and such other points as may be mutually agreed to by each of the Parties:

a. For two years post-Closing, Buyers shall rely exclusively on Sellers to provide wholesale origination and termination services ("Wholesale Services") for at least 60% of the Wholesale Services required by the Business until purchases for such Wholesale Services exceed $6 million, at which time the foregoing obligation shall be satisfied. This obligation is subject to the absence of any Chronic Outages as such term is defined in the attached Exhibit A, as Exhibit A may be modified with the mutual consent of the Parties, the achievement of terminating traffic metrics meeting generally accepted industry standards, and the availability of pricing that is most favored when compared to any other customer of Sellers similarly situated to Buyers based on volume and markets served and is equal to or less than the pricing of Buyers' alternative providers of comparable quality where price is defined as the overall average price per minute for the mix of the terminating traffic of the Business existing at that time, understanding that the existing terminating traffic mix cannot be compared only to selected LCR choices (i.e. "cherry picking"), and that any comparison to alternative providers will

consider all rating/routing components of the existing terminating traffic mix that determine average price per minute. Furthermore, any such comparison must compare Broadvox against the alternative service provider and not against a combination of alternative service providers.

b. Sellers will waive any fixed fees associated with User Share Drives, Sage, Razorsight, FAS and Monolith, as those systems are described in the TSA.

c. Buyers shall pay Sellers' actual human resources costs, plus any merchant, banking and transaction fees, for Sellers' cash processing for Buyers.

d. For Sellers' agreements for end-user circuits that cannot be assigned (i.e. the agreements cover other circuits or services not part of the Business), Buyers shall reimburse Sellers on a monthly basis for the pass-through cost of those circuits, *plus any actual human resources costs associated with administering such circuits*, until such time as the circuits are terminated or otherwise moved to Buyers.

e. Neither Section 6.13 of the Asset Purchase Agreement (Non-Solicitation), nor the Referral Agent Services Agreement being negotiated by the Parties, nor the Residual Commissioned Agent Service Agreement being negotiated by the Parties, shall obligate Sellers to refer to Buyers, or sell to on behalf of Buyers, any customer that is an STS customer at the time of Closing and that is rejected by Buyers, in which case Sellers are free to refer the rejected customer to, or sell the rejected customer on behalf of, any other provider.

f. For any capital expenditures associated with the Business that are required or advisable after the Effective Date hereof (e.g., phones, routers, UPS's, Broadsoft licenses, etc.), Sellers will send a purchase request to Buyers for approval, and upon approval of same, which approval shall not be unreasonably withheld, conditioned or delayed, shall make such purchases, after which Buyers will reimburse Sellers at Closing for all payments made or charges incurred under such approved purchase requests.

g. Buyers will waive any fixed fees associated with Sellers' use of Cosmos, as that system is described in the TSA.

6. Execution of Closing Documents. On or before the close of business on December 20, 2013, each Party shall sign the documents required by the Purchase Agreement to be executed and delivered at Closing by that Party, and deliver all such signed documents to counsel to the other Party, to be held in escrow and disbursed to the appropriate Party at Closing.

7. Conversion Under Delaware Law. The Parties (a) acknowledge that effective December 3, 2013, Fusion Broadvox Acquisition Corp. ("FBAC") converted its form of existence under the laws of the State of Delaware to that of a limited liability company under the name Fusion BVX LLC ("BVX"), (b) acknowledge that BVX has, by operation of Delaware law, succeeded to all of the rights and obligations of FBAC, including all of the rights and obligations of FBAC under the Purchase Agreement and documents executed in connection therewith and (c) consent and agree that by its execution of this Agreement, BVX is joined as a party to the

Purchase Agreement and has succeeded to all of the rights and obligations of FBAC, as a Buyer under the Purchase Agreement.

8. Continuing Representation.

a. Buyers' Representation. Buyers represent and warrant that as of the Effective Date herein, they are not aware of any occurrence, circumstance or event that would qualify as a breach of the Purchase Agreement by Sellers, either as of the Effective Date herein or with the passage of time, and that would give rise to either Buyers' right to terminate the Purchase Agreement or a failure to satisfy any of the Buyer Closing Conditions.

b. Sellers' Representation. Sellers represent and warrant that as of the Effective Date herein, they are not aware of any occurrence, circumstance or event that would qualify as a breach of the Purchase Agreement by Buyers, either as of the Effective date herein or with the passage of time, that would give rise to a Seller Material Adverse Effect, and/or that would give rise to Buyers' right to terminate the Purchase Agreement.

9. Reaffirmation; Ratification. The Parties agree that any sections of the Purchase Agreement not specifically amended, waived or modified herein are hereby reaffirmed and ratified in their entirety.

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IN WITNESS WHEREOF, the Parties hereto have executed this Second Amendment to the Asset Purchase and Sale Agreement as of the Execution Date.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. ("FUSION")

By: [signature]

Title: President & COO

FUSION BVX LLC ("BVX")

By: [signature]

Title: President

BROADVOXGOI, LLC ("BROADVOX")

By: [signature]

Title: COO

CYPRESS COMMUNICATIONS, LLC ("CYPRESS")

By: [signature]

Title: COO

EXHIBIT A

Broadvox Wholesale Services

Major Service Outage and Chronic Outage Definition

DEFINITIONS

A) "Service Availability" is the number of minutes in a calendar month during which the service is available for the customer and shall be determined as follows:

   a. $\frac{\text{(Total Minutes in Calendar Month)} - \text{(Total Minutes of Non-Availability)}}{\text{Total Minutes in Calendar Month}}$

   b. "Total Minutes in Calendar Month" is determined by multiplying 24 times the number of days in a month by times 60 minutes.

   c. "Total Minutes of Non-Availability" means the total of all minutes where the service is not available, excluding customer access issues.

CALL ORIGINATION

For Call Origination a Chronic Outages shall be defined as any of the following:

1. A Major Service Outage shall be defined as:
   a. Platform availability dropping below 99.9% in any given month.
      i. Note: This is approximately 44-45 minutes
   b. Chronic abnormal QoS ticket volumes greater than 1 call per 100 that extend on average beyond 30 days.
2. Three Major Service Outages in a 6 month period shall be deemed a Chronic Outage.
   Note: This excludes any customer circuit access issues associated with the call.

CALL TERMINATION DOMESTIC

For Call Termination a Chronic Outage shall be defined as any of the following:

1. A Major Service Outage shall be defined as:
   a. Platform availability dropping below 99.9% in any given month.
      i. Note: This is approximately 44-45 minutes.
   b. Chronic abnormal QoS ticket volumes greater than 1 call per 100 that extend on average beyond 30 days.
2. Three Major Service Outages in a 6 month period shall be deemed a Chronic Outage.
   Note: This excludes any customer circuit access issues associated with the call.

GENERAL TERMS

1. This agreement excludes outages by natural disasters or "acts of God"